Exhibit 4.7

As of August 16, 2007
LIGGETT GROUP LLC
100 MAPLE LLC
100 Maple Lane
Mebane, North Carolina 27302
Re: Amendment No. 6 to Financing Agreements
Ladies and Gentlemen:
     Reference is made to the financing arrangements between Wachovia Bank, National Association, successor by merger to Congress Financial Corporation (“Lender”) and Liggett Group LLC, a Delaware limited liability company, as successor to Liggett Group Inc. (“Borrower”), 100 Maple LLC, a Delaware limited liability company (“Maple”) and Epic Holdings Inc., a Delaware corporation, pursuant to the terms of the Amended and Restated Loan and Security Agreement, dated as of April 14, 2004 (as the same may now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”). Capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement, unless otherwise defined herein.
     Maple and Borrower have requested that Lender provide its consent to the transactions under the New Notes Indenture (as defined below) and make certain amendments to the Loan Agreement in connection therewith or related thereto, and Lender has agreed to the foregoing subject to the terms hereof.
     In consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:
     1. Amendments to Definitions. Section 1 (Definitions) of the Loan Agreement is hereby amended by:
     (a) adding the following definitions in the appropriate alphabetical order:
          (i) “Additional Permitted New Notes” means any and all notes issued under the New Notes Indenture to the extent that the issuance of such notes does not cause Vector Group Ltd. to breach the “Secured Leverage Ratio” covenant relating to the incurrence of indebtedness and descried in the New Notes Indenture as in effect on August 16, 2007.”
          (ii) “New Notes” shall mean, collectively, (a) the 11% Senior Secured Notes due 2015 (including exchange notes), in the original principal amount of $165,000,000, and (b) any Additional Permitted New Notes, issued by Vector Group, Ltd. pursuant to the New Notes Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced or replaced (to the extent not prohibited by this Agreement and the New Notes Intercreditor Agreement).
          (iii) “New Notes Indenture” shall mean the Indenture dated as of August 16, 2007, by and among Vector Group, Ltd., the subsidiary guarantors a party thereto and New Notes Trustee, as trustee, with respect to the New Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced or replaced (to the extent not prohibited by this Agreement and the New Notes Intercreditor Agreement).
          (iv) “New Notes Intercreditor Agreement” shall mean the Intercreditor Agreement, dated of even date herewith, executed by and among Lender, the New Notes Trustee, Borrower and Maple, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (v) “New Notes Trustee” shall mean U.S. Bank National Association, in its capacity as trustee under the New Notes Indenture for the holders of the Class A Notes issued pursuant to, and as such term is defined in, the New Notes Indenture and any successor, replacement or additional trustee under the New Notes Indenture, and their respective successors and assigns.
     (b) Section 1.36 (“Excess Availability”) is hereby amended and restated in its entirety to read as follows:
     “Excess Availability” shall mean the amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of (i) the amount of the Loans available to Borrower as of such time as provided in Section 2.1 and (ii) the Maximum Credit, MINUS (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations, PLUS (ii) the aggregate amount of all trade payables owed to suppliers of Borrower which are more than sixty (60) days past due as of such time.”
     2. Amendment to the Loan Agreement.
     (a) Section 5.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “5.1 Grant of Security Interest.
     To secure payment and performance of all Obligations, Borrower hereby grants to Lender, and confirms, reaffirms and restates its prior grant to Lender of, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, all personal and real property and fixtures and interests in property and fixtures of Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Lender, collectively, the “Collateral”), including:

     (a) all Accounts arising from the sale or other disposition of Inventory;
     (b) all general intangibles, including, without limitation, all Intellectual Property;
     (c) all Inventory;
     (d) all Equipment;
     (e) all chattel paper (including all tangible and electronic chattel paper), in each case arising in connection with or related to, or constituting identifiable proceeds of, any of the Accounts that constitute Collateral, any Inventory or any of the other Collateral;
     (f) all instruments (including all promissory notes), in each case arising in connection with or related to, or constituting identifiable proceeds of, any of the Accounts that constitute Collateral, any Inventory or any of the other Collateral;
     (g) all documents arising in connection with or related to, or constituting identifiable proceeds of, any of the Accounts that constitute Collateral, any Inventory or any of the other Collateral;
     (h) all deposit accounts;
     (i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights, in each case arising in connection with or related to, or constituting identifiable proceeds of, any of the Accounts that constitute Collateral, any Inventory or any of the other Collateral;
     (j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables arising from the sale or other disposition of Inventory or any of the other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables arising from the sale or other disposition of Inventory or any of the other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;
     (k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements,

commodity contracts or commodity accounts), in each case arising in connection with or related to, or constituting identifiable proceeds of any Collateral and (ii) monies, credit balances, deposits and other property of Borrower now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise (including, without limitation, any Cash Collateral at any time held by Lender);
     (l) all commercial tort claims, including, without limitation, those identified in the Information Certificate, in each case arising in connection with or related to, or constituting identifiable proceeds of, any of the Accounts that constitute Collateral, any Inventory or any of the other Collateral;
     (m) to the extent not otherwise described above, all Receivables arising from the sale or other disposition of Inventory or of any other Collateral;
     (n) all Records; and
     (o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.
As used herein, “Collateral” shall not include (i) any of Borrower’s Real Property other than the Mebane Premises, (ii) any of Borrower’s Equipment to the extent any grant of a lien to Lender in such Equipment would be precluded by or require a consent under the terms and conditions of any purchase money or other financing of any such Equipment, whether now owned or hereafter acquired, or (C) any proceeds of such assets and property that are excluded from Collateral.”
     (b) Section 9.8 of the Loan Agreement is hereby amended by deleting the “.” after Section 9.8(i) and adding immediately thereafter a new Section 9.8(j) as follows:
“and (j) the security interests and liens in the Collateral granted to the New Notes Trustee to secure Indebtedness under the New Notes and the New Notes Indenture, which shall be subject to and in accordance with the New Notes Intercreditor Agreement.”
     (c) Section 9.9 of the Loan Agreement is hereby amended by deleting the “.” after Section 9.9(f) and adding immediately thereafter a new Section 9.9(g) as follows:
“and (g) the guaranty by Borrower and Maple of the Indebtedness owing with respect to the New Notes and the New Notes Indenture and any refinancing,

refunding, extensions, renewals, issuances or replacements thereof to the extent permitted by Section 9.17(n) hereof;”
     (d) Section 9.10 of the Loan Agreement is hereby amended by deleting the “and” after clause (b) and the “.” after Section 9.10(c) and adding immediately thereafter a new Section 9.10(d) as follows:
“and (d) the guaranty by Borrower and Maple of the Indebtedness owing with respect to the New Notes and the New Notes Indenture and any refinancing, refunding, extensions, renewals, issuances or replacements thereof to the extent permitted by Section 9.17(n) hereof.”
     (e) Section 9.12 of the Loan Agreement is hereby amended by adding a new clause (d) prior to the proviso as follows:
“and (d) the guaranty by Borrower and Maple of the Indebtedness owing with respect to the New Notes and the New Notes Indenture and any refinancing, refunding, extensions, renewals, issuances or replacements thereof to the extent permitted by Section 9.17(n) hereof”
     (f) Section 9.17 of the Loan Agreement is hereby amended by deleting the “and” at the end of clause (l) and replacing the period at the end of clause (m) with a semi-colon and adding a new clause (n) as follows:
“and (n) the guaranty by Borrower and Maple of the Indebtedness owing with respect to the New Notes and the New Notes Indenture and any refinancing, refunding, extensions, renewals, issuances, replacements, amendments or modifications thereof to the extent permitted by the New Notes Intercreditor Agreement. Borrower shall furnish to Lender all notices or demands relating to an event of default under or acceleration of the maturity of such Indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.”
     (g) Section 10.1 of the Loan Agreement is hereby amended by deleting the “.” after Section 10.1(q) and adding immediately thereafter a new Section 10.1(r) as follows:
“(r) a default occurring and continuing under the New Notes Indenture as a result of the failure of the Borrower to pay any principal or interest on the New Notes when due and the expiration of any cure period with respect to such default and demand being made on the Borrower and Maple under their respective guaranty of the New Notes and the expiration of ten Business Days from the date of such demand.”

     3. Conditions Precedent. The amendments and consents set forth in this Amendment, shall not be effective until each of the following conditions precedent are satisfied in a manner satisfactory to Agent:
     (a) the receipt by Lender of an original of this Amendment, duly authorized and executed by Borrower and Maple;
     (b) the receipt by Lender of an original Trademark Security Agreement and Patent Security Agreement, each in form and substance satisfactory to Lender, duly authorized and executed by Borrower;
     (c) the transactions under the New Notes Indenture shall have been consummated and Lender and the New Notes Trustee shall have entered into and executed the New Notes Intercreditor Agreement, in form and substance satisfactory to Lender;
     (d) the receipt by Lender of the Amendment Fee payable under Section 5 below; and
     (e) no Event of Default shall exist or have occurred and no event or condition shall have occurred or exist which notice or passage of time or both would constitute an Event of Default (after giving effect to the amendments made and waivers granted by Agent pursuant to this Amendment).
     4. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by Borrower and Maple to Lender pursuant to the Financing Agreements, Borrower and Maple hereby represent, warrant and covenant with and to Lender as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Financing Agreements):
     (a) no Event of Default exists or has occurred and is continuing on the date hereof, after giving effect to the terms of this Amendment and
     (b) this Amendment has been duly executed and delivered by Borrower and Maple and is in full force and effect as of the date hereof, and the agreements and obligations of Borrower and Maple contained herein constitute the legal, valid and binding obligations of Borrower and Maple enforceable against Borrower and Maple in accordance with its terms.
     5. Amendment Fee. In consideration of Lender entering into this Amendment, Borrower and Maple shall pay to Lender an amendment fee in the amount of $25,000, which fee shall be fully earned and due and payable on the date hereof, and which may be charged by Lender to Borrower’s loan account with Lender.
     6. Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Financing Arrangements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control. The Loan Agreement and this Amendment shall be read and construed as one agreement.

     7. No Waivers; Reservation of Rights. Except as otherwise provided herein, Agent has not waived and has no intention of waiving any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof. Agent hereby reserves all its rights, in its sole discretion, to exercise any or all of Agent’s rights and remedies under the Financing Agreements as a result of any existing Events of Default or any Events of Default which may occur after the date hereof, and Agent has not waived any such rights or remedies, and nothing in this Amendment, and no delay on Agent’s part in exercising any such rights or remedies, should be construed as a waiver of any rights or remedies.
     8. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment.
     9. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of New York (without giving effect to principles of conflict of laws).
     10. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
     11. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.
[Signature Page Follows]

Very truly yours,

WACHOVIA BANK, NATIONAL ASSOCIATION

		By:	/s/ Marc Breier

		Title:	Director

AGREED AND ACCEPTED:

LIGGETT GROUP LLC

By:	/s/ Ronald J. Bernstein

Title	Manager

100 MAPLE LLC

By:	/s/ Ronald J. Bernstein

Title:	Manager
[Signature Page to
Amendment No. 6]